United States Courts Southern District of Texas FILED
MAY 21, 2002 LF
Michael N. Milby, Clerk

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

HAROLD FAVERMAN, Individually And On	)	Civil Action No.
Behalf of All Others Similarly Situated,	)
)
Plaintiff,	)
)
vs.	)	H-02-1870
)
SEITEL, INC., HERBERT M. PEARLMAN,	)
PAUL A. FRAME, DEBRA D. VALICE and	)
RUSSELL J. HOFFMAN, and MARCIA H.	)
KENDRICK	)
)
Defendants.	)
	)	DEMAND FOR JURY TRIAL

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE
FEDERAL SECURITIES LAWS

           Plaintiff, as and for his Complaint, alleges the following upon personal knowledge as to himself and his own acts, and the investigation of counsel as to all other matters, including a review of the press releases of defendant Seitel, Inc. ("Seitel" or the "Company"), reports filed with the Securities Exchange Commission ("SEC"), analyst reports and news articles pertaining to Seitel.

INTRODUCTION

           1.           This is a securities fraud class action on behalf of plaintiff and all persons and entities who purchased or otherwise acquired the publicly traded securities of Seitel between May 5, 2000 and May 3, 2002, inclusive (the "Class" and the "Class Period"). Plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 ("Exchange Act") and SEC Rule 10b-5, which arise out of defendants' issuance of false financial statements and other false and misleading statements about the Company's operating performance. Defendants are the Company and certain of its officers and/or directors.

           2.           During the Class Period, defendants materially misrepresented Seitel's publicly reported financial results for fiscal year 2000 and the first three quarters of fiscal year 2001 by improperly and prematurely recognizing revenues in violation of Generally Accepted Accounting Principles ("GAAP"). Defendants' fraudulent scheme involved improperly including as revenue payments received from parties with which Seitel was jointly acquiring data and improperly and prematurely recognizing revenue for licensing of its seismic data and other geophysical information before the data had been delivered to customers and often while customers were still undecided as to which data the customer intended to license. Seitel is in the business of providing seismic data and related geophysical services to the petroleum industry.

           3.           As a direct result of defendants' misrepresentations and omissions, Seitel's publicly reported revenues and earnings were materially overstated causing the price of Seitel's publicly traded securities to be artificially inflated throughout the Class Period.

           4.           On April 1, 2002, defendants issued a press release announcing that Seitel was restating its financial results for the fiscal year 2000 and the first three quarters of fiscal year 2001. The restatement reduced reported revenues from $163.8 million to $138.3 million for fiscal year 2000, a reduction of over 15%. Net income for fiscal 2000 was reduced from a profit of $20.4 million to a loss of $2.51 million. Earnings per share was reduced from 85 cents a share to a loss of 10 cents per share. For the first three quarters of fiscal 2001, revenue was reduced from $140.8 million to $98.1 million, a reduction of over 30%. Net income for the first three quarters of 2001 was reduced from a profit of $2.8 million to a loss of $11.6 million. Earnings per share was reduced from 11 cents a share to a loss of 46 cents a share. By the time defendants publicly announced the restatement in April, 2002, the price of Seitel's common stock had dropped to $9.11 amid several weeks of criticism regarding Seitel's accounting policies. On May 3, 2002, when defendants fully revealed the reasons for the restatement, the price of Seitel's common stock fell to as low as $5.16 per share by the next trading day, a drop of over 77% from its Class Period high of $23.03 per share. The restatement caused Seitel to fail to meet the financial covenants for its long-term debt and the Company had to obtain waivers from its lenders.

           5.           Defendants were motivated to overstate Seitel's revenues and earnings in order to earn commissions, which were based on revenues, and bonuses, which were based on annual earnings. Defendants took advantage of their accounting fraud by selling over $10.6 million worth of their personal Seitel stock holdings at artificially inflated prices to the unsuspecting public during the Class Period.

JURISDICTION AND VENUE

           6.           The claims asserted herein arise under Sections 10(b) and 20(a) of the Exchange Act [15 U.S.C. Sec.Sec.78j(b) and 78t(a)] and Rule 10b-5 promulgated thereunder by the SEC [17 C.F.R. Sec.240.10b-5]. This Court has jurisdiction over the subject matter of this action pursuant to Sec.27 of the Exchange Act [15 U.S.C. Sec.78aa] and 28 U.S.C. Sec.Sec.1331 and 1337.

           7.           Venue is proper in this District pursuant to Sec.27 of the Exchange Act, and 28 U.S.C. Sec.1391(b). The violations of law complained of herein occurred in substantial part in this District, including the preparation and dissemination of materially false and misleading statements and the omission of material information complained of herein. Seitel maintains its principal place of business in this District at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027.

           8.           In connection with the acts alleged in this complaint, defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including, but not limited to, the mails, interstate telephone communications and the facilities of the national securities markets.

PARTIES

           9.           Plaintiff Harold Faverman purchased the securities of Seitel at artificially inflated prices during the Class Period as described in the attached certification and has been damaged thereby.

           10.         Defendant Seitel provides seismic data to the petroleum industry. Seitel's stock trades in an efficient market on the New York Stock Exchange.

           11.      (a)           Defendant Herbert M. Pearlman ("Pearlman") was a director and Chairman of the Board of Directors (until his resignation on January 30, 2002) of Seitel. During the Class Period, while in possession of undisclosed material adverse information about Seitel, Pearlman sold 332,700 shares of his Seitel stock for illegal insider trading proceeds of $6.4 million.

                      (b)           Defendant Paul A. Frame ("Frame") was President .and Chief Executive Officer of Seitel. On January 30, 2002, Frame was also named Chairman of the Board, replacing Pearlman. During the Class Period, while in possession of undisclosed material adverse information about Seitel, Frame sold 157,280 shares of his Seitel stock for illegal insider trading proceeds of over $2.3 million.

                      (c)           Defendant Debra D. Valice ("Valice") was the Chief Financial Officer of Seitel. During the Class Period, while in possession of undisclosed material adverse information about Seitel, Valice sold 25,500 shares of her Seitel stock for illegal insider trading proceeds of $584,500.

                      (d)           Russell J. Hoffman ("Hoffman") was the Vice President of Corporate Communications and responsible for investor relations at Seitel. During the Class Period, while in possession of undisclosed material adverse information about Seitel, Hoffman sold 50,000 shares of his Seitel stock for illegal insider trading proceeds of $842,494.

                      (e)           Defendant Marcia H. Kendrick ("Kendrick") was the Chief Accounting Officer and Assistant Corporate Secretary of Seitel. During the Class Period, while in possession of undisclosed adverse information about Seitel, Kendrick sold 20,000 shares of her Seitel stock for illegal insider trading proceeds of $347,600.

           12.           The defendants referenced above in para. 12(a)-(e) are referred to herein as the "Individual Defendants."

           13.           Because of the Individual Defendants' positions with the Company, they had access to the adverse undisclosed information about its business, operations, products, operational trends, financial statements, markets and present and future business prospects via access to internal corporate documents (including the Company's operating plans, budgets and forecasts and reports of actual operations compared thereto), conversations and connections with other corporate officers and employees, attendance at management and Board of Directors meetings and committees thereof and via reports and other information provided to them in connection therewith.

           14.           It is appropriate to treat the Individual Defendants as a group for pleading purposes and to presume that the false, misleading and incomplete information conveyed in the Company's public filings, press releases and other publications as alleged herein are the collective actions of the narrowly defined group of defendants identified above. Each of the above officers of Seitel, by virtue of their high-level positions with the Company, directly participated in the management of the Company, was directly involved in the day-to-day operations of the Company at the highest levels and was privy to confidential proprietary information concerning the Company and its business, operations, products, growth, financial statements, and financial condition, as alleged herein. Said defendants were involved in drafting, producing, reviewing and/or disseminating the false and misleading statements and information alleged herein, were aware, or recklessly disregarded, that the false and misleading statements were being issued regarding the Company, and approved or ratified these statements, in violation of the federal securities laws.

           15.           As officers and controlling persons of a publicly held company whose common stock was, and is, registered with the SEC pursuant to the Exchange Act, and was traded on the New York Stock Exchange (the "NYSE"), and governed by the provisions of the federal securities laws, the Individual Defendants each had a duty to disseminate promptly accurate and truthful information with respect to the Company's financial condition and performance, growth, operations, financial statements, business, products, markets, management, earnings and present and future business prospects, and to correct any previously issued statements that had become materially misleading or untrue, so that the market price of the Company's publicly traded securities would be based upon truthful and accurate information. The Individual Defendants' misrepresentations and omissions during the Class Period violated these specific requirements and obligations.

           16.           The Individual Defendants participated in the drafting, preparation, and/or approval of the various public, shareholder and investor reports and other communications complained of herein and were aware of, or recklessly disregarded, the misstatements contained therein and omissions therefrom, and were aware of their materially false and misleading nature. Because of their Board membership and/or executive and managerial positions with Seitel, each of the Individual Defendants had access to the adverse undisclosed information about Seitel's business prospects and financial condition and performance as particularized herein and knew (or recklessly disregarded) that these adverse facts rendered the positive representations made by or about Seitel and its business issued or adopted by the Company materially false and misleading.

           17.           The Individual Defendants, because of their positions of control and authority as officers and/or directors of the Company, were able to and did control the content of the various SEC filings, press releases and other public statements pertaining to the Company during the Class Period. Each Individual Defendant was provided with copies of the documents alleged herein to be misleading prior to or shortly after their issuance and/or had the ability and/or opportunity to prevent their issuance or cause them to be corrected. Accordingly, each of the Individual Defendants is responsible for the accuracy of the public reports and releases detailed herein and is therefore primarily liable for the representations contained therein.

           18.           Each of the defendants is liable as a participant in a fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of Seitel common stock by disseminating materially false and misleading statements and/or concealing material adverse facts. The scheme: (i) deceived the investing public regarding Seitel's business, operations, management and the intrinsic value of Seitel common stock; (ii) enabled Seitel to meet the financial covenants under its Senior Notes and Revolving Line of Credit and Seitel insiders sell more than $10.6 million worth of their personally held Seitel common stock to the unsuspecting public; and (iii) caused plaintiff and other members of the Class to purchase Seitel securities at artificially inflated prices. Frame and

Pearlman were also especially motivated to engage in the misrepresentations as their annual bonuses were based on Seitel's reported earnings. For example, in 2000, Seitel agreed to pay defendants Frame and Pearlman base salaries of $444,878 and $428,437, respectively, plus substantial annual bonus payments that are conditioned upon Seitel's achievement of certain numerical criteria. Specifically, in order for defendants Frame and Pearlman to receive the annual bonuses, they were required to help Seitel achieve the pre-tax profit threshold for the year. The annual pre-tax threshold was established at $10 million for 2000, $12 million for 2003 to 2007, and $14 million for 2008 and thereafter. Upon achievement of the pre-tax threshold, defendants Frame and Pearlman would be entitled to receive approximately 3% of Seitel's pre-tax profit. Seitel further agreed to pay defendant Frame an annual bonus of 1% of the Company's annual sales in excess of $30 million, upon achievement of the pre-tax profit threshold.

           19.           Defendant Valice's compensation was similarly based on the Company's profitability and revenue growth. Pursuant to an agreement with Seitel that became effective on January 1, 1993, defendant Valice received $266,667 of base salary from the Company in 2000, plus an actual bonus of 2% of the Company's pre-tax profit up to $125,000, and an additional amount as determined by the Company's Board of Directors.

           20.           In 2000, Frame was paid approximately $5.0 million in cash and common stock consideration. Pearlman was paid approximately $4.6 million in cash and common stock consideration, and Valice was paid approximately $1.3 million in cash compensation, based on their executive agreements to be paid bonuses and commissions based on inflated reported revenue and net income. Additionally, in 2000, Frame was granted 140,000 stock options, Pearlman was granted 153,000 stock options, and Valice was granted 30,000 stock options.

           21.           During the Class Period, while in possession of material undisclosed adverse information, the Individual Defendants sold their individual shares of Seitel in the following amounts:

Name	Shares	Proceeds
Frame	157,280	$ 2,377,679
Hoffman	50,000	$ 842,494
Pearlman	332,700	$ 6,484,401
Valice	25,500	$ 584,500
Kendrick	20.000	$ 347.600
	585,480	$10,636,674

CLASS ACTION ALLEGATIONS

           22.           Plaintiff brings this lawsuit pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, on behalf of himself and on behalf of a class of persons who purchased Seitel's publicly traded securities from May 5,2000 through May 3,2002, inclusive (the "Class"). Excluded from the Class are defendants herein, members of the immediate families of each of the defendants, any person, firm, trust, corporation, officer, director or other individual or entity in which any defendant has a controlling interest or which is related to or affiliated with any of the defendants, and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any such excluded party.

           23.           This action is properly maintainable as a class action for the following reasons:

                      (a)           The Class is so numerous that joinder of all Class members is impracticable. As of March 28, 2002, Seitel had approximately 25 million shares of common stock outstanding. Members of the Class are geographically dispersed throughout the United States. While the exact number of Class members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery, plaintiff believes that there are hundreds or thousands of members in the proposed Class.

                      (b)           There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting only individual members. The common questions include, inter alia, the following:

                                 (i)           Whether the federal securities laws were violated by defendants' acts as alleged herein;

                                 (ii)          Whether documents, releases and/or statements disseminated to the investing public during the Class Period omitted and/or misrepresented material facts about the business and financial condition of the Company;

                                 (iii)         Whether defendants made materially misleading statements during the Class Period about the business and financial condition of the Company;

                                 (iv)         Whether the defendants acted knowingly and/or recklessly in making materially false statements and omitting material facts about the business and financial condition of the Company;

                                 (v)          Whether the market price of the Company's publicly traded securities was artificially inflated during the Class Period due to the non-disclosures and/or material misrepresentations complained of herein; and

                                 (vi)         Whether the members of the Class have suffered damages and, if so, what is the proper measure of damages.

           24.           Plaintiff's claims are typical of all class members' claims. Plaintiff has selected counsel experienced in class and securities litigation and will fairly and adequately protect the interests of the Class. Plaintiff has no interests antagonistic to those of the Class.

           25.           A class action is superior to other available methods for the fair and efficient adjudication of this controversy. Since the damages suffered by individual class members may be relatively small, the expense and burden of individual litigation make it virtually impossible for members of the Class individually to seek redress for the wrongful conduct alleged.

           26.           Plaintiff knows of no difficulty which will be encountered in the management of this litigation which would preclude its maintenance as a class action.

RELIANCE ALLEGATIONS
FRAUD-ON-THE-MARKET DOCTRINE

           27.           Plaintiff will rely, in part, upon the presumption of reliance established by the fraud-on-the-market doctrine in that, among other things;

                      (a)           Seitel common stock met the requirements for listing, and was listed on the New York Stock Exchange, a highly efficient market;

                      (b)           as a regulated issuer, the Company filed periodic public reports with the SEC;

                      (c)           the trading volume of the Company's stock was substantial, reflecting numerous trades each day;

                      (d)           Seitel was followed by securities analysts employed by several major brokerage firms who wrote reports which were distributed to the sales force and certain customers of such firms and which were available to various automated data retrieval services;

                      (e)           the misrepresentations and omissions alleged herein were material and would tend to induce a reasonable investor to misjudge the value of Seitel's publicly traded securities; and

                      (f)           plaintiff and the members of the Class purchased their securities during the Class Period without knowledge of the omitted or misrepresented facts.

           28.           Based upon the foregoing, plaintiff and the other members of the Class are entitled to a presumption of reliance upon the integrity of the market for the purpose of class certification as well as for ultimate proof of their claims on the merits. Plaintiff will also rely, in part, upon the presumption of reliance established by material omissions and/or upon the actual reliance of the class members.

BACKGROUND

           29.           Seitel provides seismic data and geographical services to the petroleum industry. The Company also, through a subsidiary, explores, locates and develops oil and natural gas reserves.

           30.           Seitel was founded in 1982 and went public in 1985. Seitel's revenues have grown from $1.6 million in 1982 to $136 million in 2001. Seismic data is used to find hydrocarbons which leads to the discovery of oil and gas. Seitel's seismic data is primarily used to help customers determine where they should drill.

FALSE AND MISLEADING STATEMENTS
DISSEMINATED DURING THE CLASS PERIOD

           31.           On May 5, 2000, defendants issued a press release announcing Seitel's financial results for the first quarter of 2000, ended March 31, 2000. The press release, which highlighted strong operating margins, stated, in relevant part:

  Seitel, Inc. (NYSE: SEI) announced earnings today for first quarter 2000, reflecting increased data creation sales and a strong operating margin. First quarter 2000 net income totaled $2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) compared with net income of $0.8 million ($0.03 per diluted share based on 23.9 million shares outstanding) in first quarter 1999. Prior years results include a $5.1 million, $0.22 per share, after tax charge relating to the Eagle Geophysical dividend distribution.

  First quarter 2000 revenue totaled $28.4 million versus first quarter 1999 revenue of $37.9 million. Income before tax was $3.9 million versus first quarter 1999 $1.6 million. "Despite some improvement from its low point last August, they seismic industry continues to present challenges and opportunities. The capacity of the seismic industry to accumulate vast amounts of new data in a timely manner is at historic lows. We maintain the largest data library in North America that contains seismic information in all the major producing regions. As our customers increase capital expenditures, we will be there to assist them," said Paul A. Frame, President and CEO.

  In the first quarter of 2000, revenue from Seitel's seismic division was $23.0 million versus $33.9 million in first quarter 1999. Revenue from oil and natural gas production was $5.4 million versus $4.0 million in first quarter 1999. Natural gas production was 1,305 million cubic feet during the first quarter of 2000 versus 1,630 million cubic feet during the first quarter of 1999. Oil and natural gas liquids production totaled 70,000 barrels in the first quarter versus first quarter 1999 production of 84,000 barrels. Seitel's first quarter 2000 average natural gas and oil price realization was $2.75 per mcf and $25.27 per barrel, respectively. This compares to $1.85 per mcf and $10.12 per barrel during the first quarter of 1999.

  EBITDA (earnings before interest, taxes depreciation and amortization) for the first quarter of 2000 amounted to $20.1 million or $0.85 per diluted share, versus first quarter 1999 EBITDA of $29.4 million, or $1.23 per diluted share.

           32.           On May 15, 2000, Seitel filed its report on Form 10-Q for the quarter ended March 31, 2000. The Form 10-Q contained substantially the same financial information as the May 3, 2000 press release and was signed by defendants Frame, Valice, and Kendrick.

           33.           On July 13, 2000, Seitel reported that it expected huge increases in seismic revenues from seismic data licenses for the second quarter 2000, in a press release which stated in relevant part:

  Seitel, Inc. announced today that second quarter 2000 seismic revenue is expected to exceed $33 million, an increase of approximately 48% over first quarter 2000 results. Strong second quarter revenue was driven by projected record library sales of $22 million, a 97% increase in seismic data library sales over first quarter 2000 results. Total revenue is expected to exceed $39 million including oil and gas operations. Based on higher than expected revenue, earnings from operations before the restructuring charge will exceed the current consensus estimates of $0.12 per share.

             34.           On August 3, 2000, Seitel reported "better than expected" second quarter 2000 results in a press release which stated in part:

  Seitel, Inc. announced today that its 2000 second quarter income per share before the non-recurring charge increased 20% year over year to $0.24 per diluted share compared with $0.20 per diluted share in the same period last year. Second quarter 2000 results were lead [sic] by exceptionally strong seismic library sales that increased to $22.1 million versus $11.2 million in first quarter 2000 and exceeded the previous record quarter of $18.5 million in second quarter 1999. In addition, Seitel has started to commit capital to new multi-client data initiation shoots that should positively impact future results.

  * * *

             Revenue from Seitel's seismic division increased 1.5% year over year to $34.0 million versus $29.5 million, and increased 48% sequentially over first quarter 2000.

  * * *

             Net income in 2000 second quarter before the non-recurring charge was $5.6 million, equal to $0.24 per basic and diluted share, up from $4.9 million, $0.20 per both basic and diluted share, in the year earlier period. Net income for second quarter 2000 after the non-recurring charge was $1.9 million, $0.08 per share both basic and diluted.

             EBITDA (earnings before interest, taxes depreciation , depletion and amortization) before the non-recurring charge amounted to $30.5 million or $ 1.28 per diluted share, up 19% from second quarter EBITDA of $25.7 million, or $1.03 per diluted share.

             Commenting on second quarter earnings, Mr. Frame said, "We have weathered the storm of the past twelve months and are well positioned both financially and strategically to benefit from current increases in seismic activity. The recent increase in inquiries for new data initiation combined with rising library sales has made us optimistic about revenue and earnings growth for the remainder of the year."

           35.           On August 4,2000, after these statements, Seitel's stock increased to above $14 per share compared to just $6.50 prior to the Class Period on May 4,2000.

           36.           On August 14, 2000, Seitel filed its report on Form 10-Q for the quarter ended June 30, 2000. The Form 10-Q contained substantially the same financial information as the August 3, 2000 press release, and was signed by defendants Frame, Valice and Kendrick.

           37.           In the August 14, 2000 Form 10-Q, which contained the Company's financial statements, defendants assured investors that Seitel's financial statements were prepared in conformity with GAAP. Defendants also referenced Seitel's December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the August 14,2000 Form 10-Q. Specifically, in its Annual Report on Form 10-K for the year ended December 31, 1999, Seitel reported that "[r]evenue from seismic licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities ... Revenues received in advance of being earned is deferred until earned."

           38.           On October 17, 2000, defendants issued a press release announcing Seitel's expected financial results for the quarter ended September 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

             Seitel, Inc. (NYSE: SEI; TSE: OSL), announced today that third quarter 2000 seismic revenue is expected to exceed $38.5 million, an increase of 96% over third quarter 1999 results and a 14% increase over second quarter 2000. Record third quarter revenue was driven by projected library sales of over $32 million, a 173%

  increase over third quarter 1999 seismic library sales, and a 47% increase over second quarter 2000. . . Total Seitel revenue is expected to exceed $44.5 million, the highest ever recorded in company history. Based on higher than expected revenue earnings from operations will exceed the current consensus estimate of $0.27 per share.

           39.           On November 2, 2000, Seitel reported "better than expected" third quarter 2000 results in a press release which stated in part:

  Seitel, Inc. announced today that its 2000 third quarter income per share increased dramatically year over year to $0.30 per diluted share compared with $0.03 per diluted share in the same period last year. Total Seitel revenue equaled $44.8 million, the highest ever recorded in company history, versus $24.6 million in third quarter 1999, a gain of 82% year over year. Third quarter 2000 results were again led by exceptionally strong seismic revenue of $38.8 million, up 96% over 3Q99 and up 14% over 2Q00. Seismic library sales increased to $32.5 million versus $11.9 million in third quarter 1999, an almost three-fold increase year over year, and exceeded the previous record quarter of $22.1 million in second quarter 2000. Oil and gas revenue totaled $6.1 million, an increase of 26% over 3Q99, and flat with 2Q00 results despite selling approximately 30% of production in the previously announced asset sale on August 2, 2000. New production from the Central California project, combined with rising realized commodity prices, keyed the strength in oil and gas revenue.

             Paul Frame, President and Chief Executive Officer, stated, "The resurgence of oil and gas exploration has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. The strength that began in the second quarter continues to gain momentum as shown by third quarter results and indications for fourth quarter 2000. Seismic library sales are expected to show continued strength as the oil and gas industry is forced to rely on previously shot seismic data to explore. The vast distribution of our seismic data library in North America affords our oil industry clients immediate access to the seismic information required to develop drillable prospects." Seitel, throughout the downturn, added to its seismic data library through data initiation (pre-funded, multiclient shoots) and through the acquisition of existing data libraries, which created the largest publicly marketed seismic data library company in North America, Mr. Frame added, "The strength of our third quarter results are particularly impressive given the fact that the data creation market domestically has been slow to recover. We are very excited about the near term potential for Seitel shareholders as the seismic business gains momentum, DDD Energy's new business model is implemented and Seitel Solutions, our newly created web-based global data management systems company, develops into a contributor to revenue and earnings."

           40.           On November 14,2000, Seitel filed its report on Form 10-Q for the third quarter of 2000, ended September 30, 2000. The Form 10-Q contained substantially the same financial information as the November 2,2000 press release and was signed by defendants Frame, Valice, and Kendrick.

           41.           On February 15,2001, defendants issued a press release announcing Seitel's expected financial results for the quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

             Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that fourth quarter seismic revenue exceeds $43.0 million, an increase of 65% over fourth quarter 1999 results and a 13% increase over third quarter 2000. Record fourth quarter revenue was driven by library sales of over 34 million, an 87% increase over fourth quarter 1999 seismic library sales, and a 6% increase over third quarter 2000. . . Total Seitel revenue exceeds $50.0 million, the highest quarter ever recorded in company history. Based on reported revenue, earnings from operations are expected to meet or exceed the current consensus estimate of $0.35 per share.

             Paul Frame, President and Chief Executive Officer, stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002.

           42.           On March 5,2001, Seitel reported "better than expected" fourth quarter 2000 results in a press release which stated in part:

Highlights

*           Fourth quarter earnings before special items totaled $0.37 per diluted share, before recognition of IPO expenses relating to DDD Energy of $0.02 per diluted share.

*           Fourth quarter 2000 reported earnings were $0.35 per diluted share after the one-time expense, versus the Wall Street consensus estimate of $0.34 per diluted share.

*           Library resales totaled $34.3 million, the highest quarter in company history and third consecutive record quarter.

*           Total revenue equaled $50.5 million in 4Q00 versus $32.1 million last year, an increase of 57%. Seismic revenue totaled $43.6 million up 65% from 4Q99 revenue of $26.4 million, while DDD Energy reported revenue of $6.9 million up from 4Q99 revenue of $5.7 million, an increase of 21%.

* * *

Seitel, Inc. announced better than expected earnings today for fourth quarter 2000, driven by a third consecutive quarter of record library sales and higher operating margins. Fourth quarter 2000 net income totaled $8.8 million ($0.35 per diluted share based on 25.1 million shares outstanding) compared with net income of $2.9 million ($0.12 per diluted share based on 24.0 million shares outstanding) in fourth quarter 1999. Fourth quarter 2000 results included a non-recurring $0.02 per diluted share charge relating to expenses from the delayed Initial Public Offering (IPO) of DDD Energy.

           Fourth quarter 2000 revenue totaled $50.5 million, up 57% versus fourth quarter 1999 revenue of $32.1 million. Income before tax was $13.0 million, more than double the fourth quarter 1999 pre-tax income of $5.5 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow year-end, demand for new data creation was increasing and DDD Energy had one of its best quarters in recent years. We expect production volumes to increase in the first quarter. Seitel Solutions continues to move forward digitizing seismic data and creating its web-based product. In addition, we are currently bidding on several seismic databases that would be accretive to earnings. In summary, we are starting to hit on all cylinders," stated Paul A. Frame, President and Chief Executive Officer.

           43.           On April 2, 2001, Seitel filed its Annual Report on Form 10-K for the year ended December 31,2000. The Form 10-K contained substantially the same financial information as the March 5,2001 press release and was signed by defendants Frame, Valice, Kendrick, and Pearlman.

           44.           In the April 2, 2001 Form 10-K, defendants failed to adequately describe the Company's revenue recognition policy for its data licensing contracts. Specifically, defendants failed to mention that revenue was recognized on certain data licensing agreements prior to the customer having selected and having been delivered specific data. Defendants also failed to mention that revenue was recorded on cash payments received from partners in joint data acquisition agreements. Instead, defendants described the Company's revenue recognition policy as follows:

             Revenue from the creation of new seismic data is recognized in accordance with the percentage-of-completion method of accounting based upon survey costs incurred to date as a percentage of total estimated survey costs. Revenue from seismic data licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities. Revenue received in advance of being earned is deferred until earned.

             In certain cases, the Company grants seismic licenses to third parties for data to be used in their operations (not for resale) in exchange for exclusive ownership of seismic data from the third party. The Company recognizes revenue for the licenses granted and records a data library asset for the seismic data acquired. These transactions are accounted for as non-monetary exchanges and are valued at the fair market value of such licenses based on values realized in cash transactions with other parties for similar seismic data. The Company uses the sales method of accounting for its natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties, which historically, has not been significant.

           45.   Additionally, in Note A to the financial statements contained within the April 2, 2001 Form 10-K, defendants assured investors that Seitel's financial statements were prepared in accordance with GAAP and that Seitel had implemented SAB 101:

             In December 1999, the staff of the SEC issued Staff Accounting Bulletin ("SAB") 101 "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue, and provides guidelines for disclosure related to revenue recognition policies. This guidance was required to be implemented in 2000. The Company implemented SAB 101 as of October 1, 2000 without a material impact on the quarterly or annual results of operations.

           46.           In fact, Seitel's results for fiscal 2000 were false and misleading and presented in violation of Generally Accepted Accounting Principles ("GAAP") due to its improper and premature reporting of revenues as described in para. para. 66-80.

           47.           On May 2, 2001, Seitel reported "better than expected" first quarter 2001 results in a press release which stated in part:

  Seitel, Inc. announced better than expected earnings today for first quarter 2001, driven by strong library sales, higher data initiation revenue, increased oil and gas revenue and strong operating margin. First quarter 2001 net income totaled $7.5 million ($0.29 per diluted share based on 26.3 million shares outstanding) compared with net income of $2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) in first quarter 2000.

             First quarter 2001 revenue totaled $49.0 million, up 72% versus first quarter 2000 revenue of $28.4 million. Income before tax was $11.9 million, a three-fold increase over first quarter 2000 pre-tax income of $3.9 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow generation. The first quarter 2001 results also marked an increase in data initiation revenue to $11.5 million, a gain of 23% over the $9.3 million reported in fourth quarter 2000. In addition, operating margins in the first quarter were 30%, the third consecutive quarter at or above the 30% threshold. Seitel Solutions continues to move forward on its web-enabled global information management system (Seitel Solutions Data Control System - SSDCS) and we continue to opportunistically acquire seismic data libraries that should be accretive to earnings. In summary, the people, the business model, and the resources are in place to achieve our growth initiatives," stated Paul A. Frame, President and Chief Executive Officer.

           48.           On May 15,2001, Seitel filed its report on Form 10-Q for the quarter ended March 31,2001. The Form 10-Q contained substantially the same financial information as the May 2, 2001 press release and was signed by defendants Frame, Valice, and Kendrick.

           49.           In the May 15, 2001 Form 10-Q, defendants, again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X:

  The accompanying unaudited financial statements have been prepared in accordance with (GAAP) for interim financial information and with the instructions of Regulation S-X. For further information, refer to the financial statements and notes thereto for the year ended December 31, 2000 contained in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission.

           50.           On August 14,2001, Seitel reported its second quarter 2001 results in a press release which stated in part:

  Revenues up: The company reported strong revenue growth in the second quarter and the first six months of 2001 as compared to 2000: 2Q01 revenue was $43.4 million, an 8% increase over $40.1 million in the second quarter last year, and a 35% increase for the six months from $68.5 million to $92.4 million. Seismic division revenue was up to $37.6 million, an increase of 11% from 2Q00 of $34.0 million. Seismic library resales totaled $27.1 million versus $22.1 million in second quarter of 2000, a gain of 23%, and are up 70% during the first six months to $56.4 million versus $33.3 million last year.

  First six months earnings before oil and gas impairment up 64%: In the first six months of 2001, net income, calculated before the impairment of $8.0 million in oil and gas property valuations due to lower commodity prices, was up 64% to $13.3 million, $0.51 per diluted share versus $0.34 per diluted share in 2000. Post-impairment 2001 second quarter and six months earnings were $0.03 and $0.32 per diluted share, respectively.

  Missed earnings guidance due to Canadian subsidiary: The company missed its earnings guidance for the second quarter by $0.08/share, reporting earnings before oil and gas impairment of $0.22/share, as compared to its projected $0.30/share. The company estimates the lower revenue from its Canadian subsidiary, Olympic Seismic, reduced earnings by $0.10 per share. Christopher Talbot, former President of Olympic Seismic, was terminated for cause. Kevin Callaghan, Senior Vice President at Seitel Data, Ltd., was appointed interim President of Olympic Seismic. Demand for seismic data remains strong in Canada and indeed in all of North America, and it is expected with the appointment of a new President, the shortfall experienced in the second quarter will be substantially recovered in the future

* * *

             Commenting on second quarter results, Mr. Frame stated, "The strong revenues and profitability of the company, notwithstanding these temporary difficulties, indicate that the prospects for future revenue and earnings growth are excellent. With the nation's renewed focus on developing new and productive energy sources, demand for seismic data remains strong in Canada and indeed in all of North America. With the appointment of a new President at Olympic Seismic, we are confident that the shortfall experienced in the second quarter can be substantially recovered in the future."

           51.           On October 16, 2001, Seitel issued a press release announcing that it had "completed the first funding of a $107 million private placement of three series of unsecured senior notes with institutional investors." In the press release, defendant Frame stated: "While our stock price has fallen in sympathy with the rest of the oil field service sector, our seismic business continues to experience revenue and earnings growth."

           52.           On November 14, 2001, Seitel reported its third quarter 2001 results in a press release which stated in part:

  Seitel, Inc. announced third quarter 2001 earnings, before non-cash oil and gas impairment, of $7.7 million ($0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $7.2 million ($0.30 per diluted share based on 24.4 million shares outstanding) in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. "The reported earnings represent a strong increase in sequential and year over year earnings results. Despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001, library sales have increased 38% to $90.5 million versus $65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years," stated Paul Frame, President and Chief Executive Officer.

             "Due to the current market environment, Seitel is able to obtain, for no cash, large volumes of proprietary seismic data previously not available for resale in exchange for licenses to existing Seitel data. Historically, Seitel has generated almost twice the value of purchased data through future revenue from multiple resales, while also growing its library asset base. Seitel was able to obtain $39.4 million worth of seismic data library assets during the first nine months of 2001 in exchange for licensing its own data of the same value. Through the first nine months of 2001, approximately 28% of revenue was generated through data trades. Overall, the data library asset has grown by 15% through the first nine months of 2001," continued Mr. Frame.

           53.           On November 14, 2001, Seitel filed its report on Form 10-Q for the quarter ended September 30, 2001. The Form 10-Q contained substantially the same financial information as the November 14, 2001 press release and was signed by defendants Frame, Valice, and Kendrick.

           54.           In the November 14, 2001 Form 10-Q defendants, again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X.

           55.           In fact, Seitel's results for the first three quarters of 2001 were materially false and misleading and presented in violation of GAAP as described in para. 66-80.

           56.           On January 30, 2002, Seitel announced that Frame had been elected Chairman of Seitel's board of directors. The release quoted Frame as follows:

             "Today's Seitel is a completely different company than when I started here as a marketing representative in August 1984 -the company generated just under $6 million in revenue that year. When we went public in February 1985, the Company was valued at $5 million, and was essentially the same when I took over as President in 1987. Since then, through acquisitions and strategic investments, we have evolved from a small seismic provider (one of approximately 44 companies then in the business), into the owner of one of the largest seismic databases in North America - nearly 1.4 petabytes of valuable information acquired at a cost of over $800 million. Our market cap today is approximately $329 million, and our revenues for the twelve months ended September 30, 2001, were $185 million."

THE TRUTH IS GRADUALLY REVEALED

           57.           On February 8, 2002, A.G. Edwards announced that "due to our concern about the market's elevated sensitivity to accounting issues and increased levels of data library trades and financial risk, we are lowering our rating (on Seitel common stock) to Hold/Speculative." The research report referenced other "recent publications" that had expressed similar concerns.

           58.           On February 13, 2002, The Wall Street Journal observed that, although falling energy prices generally "sap exploration effort" and "often mean trouble for a company like Seitel," the Company's revenues and earnings had curiously been rising despite falling energy prices. In the same article, Seitel's Chief Operating Officer Kevin Fiur attempted to refute the notion that Seitel's financial statements were not in conformity with GAAP.

           59.           Notwithstanding Fiur's assurances and defendants' repeated assurances prior to and during the Class Period that Seitel's accounting was in compliance with GAAP and was conservative, on April 1, 2002, defendants shocked the market when they issued a press release announcing that the Company was restating financial results for the nine months ended September 30, 2001 and for all of 2000 because it had "newly adopted more conservative and transparent accounting practices."

           60.           According to the April 1, 2002 press release, the restatement reduced reported revenue for the year 2000 by 15%, from $163.8 million to $138.3 million, and for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatement also revealed that Seitel had actually lost $2.51 million, or 10 cents a share, in 2000 and had not, in fact, turned a profit of $20.4 million, or 85 cents a share, as defendants had previously reported. Additionally, Seitel lost $11.6 million, or 46 cents a share, in 2001 and had not, in fact, turned a profit of $2.8 million, or 11 cents a share, as defendants had previously reported.

           61.           In the April 1, 2002 press release, defendants further stated that, because of the restatement, the Company was not in compliance with certain financial covenants as of September

30, 2001 and December 31, 2001, and the Company was currently unable to borrow under its line of credit facility. Defendants Frame and Valice also agreed to return incentive bonuses to the Company totaling $2.57 million and $621,293, respectively.

           62.           On April 1, 2002, Seitel filed its Annual Report on Form 10-K for the year ended December 31, 2001. In this filing, defendants described to a much greater degree than they had previously disclosed the business and accounting practices that gave rise to the restatement:

             Historically, Seitel recognized revenue from the licensing of seismic data when it had a contract with its customer for a fixed sales price, a licensing agreement was in place, the seismic data was available for use by the customer, and collectibility of the sales price was reasonably assured. Under certain contracts, although a licensing agreement was in place, collectibility was reasonably assured, and access to the seismic data available was delivered to the customer, the customer was given time to select specific data from the data available to it to be held long-term under its licensing agreement. Under those contracts, delivery of data to the customer was therefore, not required until a specific selection was made. In other cases the customer was delivered seismic data to review and could select from among that data the specific data it wanted to hold long-term. With each of these types of contracts specific data selections could be made over the term of the term of the contract, which is typically two years. The accounting model described above has been consistently followed by the Company for these types of contracts and has also been followed by others in the seismic industry on similar types of data licensing contracts. This accounting model was not changed with the adoption of the Securities and Exchange Commissions' Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," in October 2000, because the Company and its auditors determined the SAB 101 guidance did not suggest a change in accounting policy.

***

             The financial statements also reflect revisions for the amount and timing of revenue recognized under certain data acquisition contracts. In 2000 and 2001, the Company entered into certain acquisition contracts under which the Company and the customer participated in the acquisition services. Under these arrangements, the Company did not assume the sole risk of service throughout the acquisition process. The Company's recognized revenue under these contracts consistent with its revenue recognition policies for acquisition contracts. Under these contracts the Company has now determined that revenue previously recognized for amounts funded by customers should be used to reduce the Company's recorded cost of creating the seismic data. The Company continues to have sole ownership of the newly created data.

           63.           In the wake of this disclosure, Seitel's common stock price dropped 10% from a closing price of $11 per share on April 3, 2002 to $9.80 per share on April 4, 2002.

           64.           On May 3, 2002, defendants issued a press release, which was also filed with the SEC on Form 8-K, that set forth additional reasons for the Company's restatement and revealed that Seitel was still in violation of certain loan covenants. This release provided, in relevant part:

             Seitel, Inc. (NYSE: SEI; TSE: OSL) announced today it is filing a current report on Form 8-K, disclosing certain amendments to parts of its annual report on Form 10-K that was previously filed on April 1, 2002, with the Securities and Exchange Commission. The amendments followed meetings with the SEC staff and provide new information concerning the reasons for its restatements of financial condition announced on April 1 and concerning other matters previously referenced in the April 1 Form 10-K. The additional information provided in these amendments will not change any of the previously announced re-stated financial statements and will not require additional changes in accounting policies.

             The amended 10-K also discloses that the Company will be in non-compliance with certain loan covenants as of March 31, 2002, and is currently in discussions with its lenders seeking waivers and amendments to the loan documents. The Company's outside auditors have advised that unless the Company successfully cures the non-compliance through amendments to the covenants, the auditors will include "going concern" qualification of any future report that they may be called upon to issue. Failure to obtain such waivers and amendments in addition to an election by the lenders to accelerate the debt could cause substantial liquidity problems for the Company.

    Additional Information Regarding Reasons For Restatement

  The 10-K amendments will provide additional information regarding the matters discussed in its April 1 announcement restating financial results for FY 2000 and the first nine months of FY 2001. After consultations with Staff of the Securities and Exchange Commission subsequent to the April 1 filing, the Company's amendments to its previously filed Form 10-K will provide additional information regarding its accounting methodology and reasons for the restatement, including the following:

  additional information concerning the valuation process used by the Company to reach a fair valuation of non-cash data exchanges of the Company's licensed data in return for data to be owned by the Company, including the Company's obtaining third-party fairness opinions;

  >additional information concerning the reasons these non-cash exchanges are not like-kind exchanges;

  following its consultations with the SEC Staff during April 2002, the Company explains that its previously announced restatement of revenues in relation to certain seismic data access and license agreements is based on SAB 101;

  additional information explaining the Company's 10 year amortization schedule for its seismic data, including why it is consistent with the Company's long-standing business experience and business model and how the Company's business model differs from others in the industry that may use a shorter amortization schedule.

* * *

  Non-Compliance With Certain Loan Covenants

             The 10-K amendments also state that due to increased interest expense and decreased revenues in the first quarter of 2002, the Company will not be in compliance with various covenants under its Senior Note Agreements, including coverage ratios, as of March 31, 2002. In addition, in its April 1 Form 10-K, the Company reported that it was not in compliance with financial covenants in its Revolving Line of Credit, and it reports in the amendments filed to day that, while it currently has no borrowings outstanding under that Line of Credit, it continues to be in non-compliance through March 31, 2002.

             The Company is in the process of seeking amendments to its loan agreements from the Senior Note Holders and lenders on the Revolving Line of Credit to cure any such non-compliance. If the Company is unable to obtain such amendments, the note holders could elect to accelerate the debt, and there is not assurance that the Company could obtain replacement financing.

           65.           In the wake of this disclosure, on May 6, 2002, the price of Seitel's shares fell to as low as $5.16 per share -- over 77% below the Class Period high of $23.03 per share.

SEITEL'S FALSE FINANCIAL STATEMENTS

           66.           In order to overstate its revenues, net income and EPS during the Class Period, the defendants caused the Company to violate GAAP and SEC rules by improperly recognizing as revenue payments it received for the purchase of a license which represented funds Seitel was using to jointly obtain new seismic data and by improperly recognizing revenue from barter transactions, including situations where Seitel recognized the full amount of the contract value even before customers had accessed data.

           67.           Seitel has now admitted that its results for 2000 and 2001 were false and improperly reported and has restated the results. The restatement was of substantial magnitude. The restatement reduced reported revenue for the year 2000 by 15%, from $163.8 million to $138.3 million, and for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatement also revealed that Seitel had actually lost $2.51 million, or 10 cents a share in 2000 and had not, in fact, turned a profit of $20.4 million, or 85 cents a share, as defendants had previously reported. Additionally, Seitel lost $11.6 million, or 46 cents a share in 2001 and had not, in fact, turned a profit of $2.8 million, or 11 cents a share, as defendants had previously reported.

           68.           Seitel's financial results were included in press releases and in SEC filings, including Form 10- Qs for the interim results and a Form 10-K for the 2000 results. The SEC filings represented that the financial information was a fair statement of Seitel's financial results and that the results were prepared in accordance with GAAP.

           69.           These representations were false and misleading as to the financial information reported, as such financial information was not prepared in conformity with GAAP, nor was the financial information "a fair presentation" of the Company's operations due to the Company's improper revenue recognition, causing the financial results to be presented in violation of GAAP and SEC rules.

           70.           GAAP are those principles recognized by the accounting profession as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. Regulation S-X (17 C.F.R. Sec.210.4-01(a)(l)) states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate. Regulation S-X requires that interim financial statements must also comply with GAAP, with the exception that interim financial statements need not include disclosure which would be duplicative of disclosures accompanying annual financial statements. 17 C.F.R. Sec.210.10-01(a).

           71.           Moreover, pursuant to Sec.13(b)(2) of the Exchange Act, Seitel was required to: "(A) make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; and (B) devise and maintain a system of internal accounting control sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; [and] (ii) transactions are recorded as necessary ... to permit the preparation of financial statements in conformity with generally accepted accounting principles ...."

           72.           A major part of Seitel's business involved licensing of seismic data. During the Class Period, Seitel would recognize revenue when customers entered into a licensing agreement to use Seitel's data but prior to customers using the data or even selecting which data they would use. The transaction was thus not consummated at the time Seitel recognized revenue. Seitel has now changed its accounting for these licenses to recognize revenue only upon selection of data by the customer or expiration of the license, whichever occurs first. This change alone reduced previously reported revenue for 2000 and 2001 by $50 million.

           73.           In late 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 - Revenue Recognition in Financial Statements. SAB No. 101 was issued in response to a March 1999 report by the Trendway Commission which indicated that over half of financial reporting frauds it had studied involved overstating revenue. SAB No. 101 was not intended to change current guidance in accounting literature and cited existing GAAP FASB Statement of Concepts No. 5, para. 84(a), (b), and (d), that "[r]evenue should not be recognized until the seller has substantially accomplished what it must do pursuant to the terms of the arrangement, which usually occurs upon delivery or performance of the services."

           74.           SAB No. 101 also states:

  The staff believes that revenue generally is realized or realizable and earned when all of the following criteria are met:

  Persuasive evidence of an arrangement exists,

  Delivery has occurred or services have been rendered,

  The seller's price to the buyer is fixed or determinable, and

  Collectively is reasonably assured.

           75.           As to delivery, SAB No. 101 states:

  The staff believes that delivery generally is not considered to have occurred unless the customer has taken title and assumed the risks and rewards of ownership of the products specified in the customer's purchase order or sales agreement. Typically this occurs when a product is delivered to the customer's delivery site....

           76.           SAB No. 101 was to be effective in 2000. In Seitel's 2000 Form 10-K, the Company represented that it had implemented SAB No. 101, without a material effect. In fact, Seitel's customers had not even selected, nor accepted, what they were purportedly purchasing from Seitel at the time Seitel recognized the revenue from these transactions. Also, much of the revenue was recognized on barter transactions which were essentially exchanges of like-kind assets.

           77.           The Company also falsified its revenues by $17 million by recognizing as revenue payments it received from customers in the acquisition of data for which Seitel was also paying.

           78.           The fact that Seitel has restated its financial statements for 2000 through the third quarter of 2001 is an admission (at least as to the data acquisition revenues) that the financial statements originally issued were false and that the overstatement of revenues and income was material. Pursuant to GAAP, as set forth in Accounting Principles Board Opinion ("APB") No. 20, the type of restatement announced by Seitel was to correct for material errors in its previously issued financial statements. See APB No. 20, para. 7-13. The restatement of past financial statements is a disfavored method of recognizing an accounting change as it dilutes confidence by investors in the financial statements, it makes it difficult to compare financial statements and it is often difficult, if not impossible, to generate the numbers when restatement occurs. See APB No. 20, para. 14.Thus, GAAP provides that financial statements should only be restated in limited circumstances, i.e., when there is a change in the reporting entity, there is a change in accounting principles used or to correct an error in previously issued financial statements. Seitel's restatement of data acquisition costs was not due to a change in reporting entity or a change in accounting principles, but rather, to errors in previously issued financial statements. Thus, the restatement of the data acquisition costs is an admission by Seitel that its previously issued financial results and its public statements regarding those results were false and misleading.

           79.           Due to these accounting improprieties, the Company presented its financial results and statements in a manner which violated GAAP, including the following fundamental accounting principles:

                      (a)           The principle that interim financial reporting should be based upon the same accounting principles and practices used to prepare annual financial statements was violated (APB No. 28,10);

                      (b)           The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No. 1, para. 34);

                      (c)           The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1, para. 40);

                      (d)           The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated. To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, para. 50);

                      (e)           The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in assessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors' expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No. 1, 42);

                      (f)           The principle that financial reporting should be reliable in that it represents what it purports to represent was violated. That information should be reliable as well as relevant is a notion that is central to accounting (FASB Statement of Concepts No. 2, para. 58-59);

                      (g)           The principle of completeness, which means that nothing is, left out of the information that may be necessary to insure that it validly represents underlying events and conditions was violated (FASB Statement of Concepts No. 2, para. 79); and

                      (h) The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. The best way to avoid injury to investors is to try to ensure that what is reported represents what it purports to represent (FASB Statement of Concepts No. 2, para. 95, 97).

           80.           Further, the undisclosed adverse information concealed by defendants during the Class Period is the type of information which, because of SEC regulations, regulations of the national stock exchanges and customary business practice, is expected by investors and securities analysts to be disclosed and is known by corporate officials and their legal and financial advisors to be the type of information which is expected to be and must be disclosed.

SCIENTER

           81.           As alleged herein, defendants acted with scienter in that defendants knew or recklessly disregarded that the statements issued or disseminated in the name of Seitel were materially false and misleading; knew that such statements or documents would be issued or disseminated to the investing public; and knowingly, or recklessly, and substantially participated or acquiesced in the issuance or dissemination of such statements or documents as primary violations of the federal securities laws. As set forth elsewhere herein in detail, defendants, by virtue of their receipt of information reflecting the true facts regarding Seitel, their control over, and/or their associations with the Company which made them privy to confidential proprietary information concerning Seitel, participated in the fraudulent scheme alleged herein.

           82.           The Individual Defendants were motivated to orchestrate this accounting fraud in order to earn commissions, which were tied to revenues.

           83.           The Individual Defendants were also motivated to materially misrepresent Seitel's financial results and performance so that they could meet and satisfy the pre-tax profit thresholds established for substantial bonus payments.

           84.           The Individual Defendants were further motivated to artificially inflate the Company's stock price in order for them to sell over $ 10.6 million of the Company's common stock at artificially high prices, as illustrated in the following table:

	Date	Shares	Price	Proceeds
Valice	03/13/01	25,000	$23.00	$ 575,000
	05/30/01	500	$19.00	$ 9,500
Frame	12/20/00	52,280	$17.10	$ 894,039
	06/18/01	55,000	$16.09	$ 884,700
	11/30/01	16,000	$11.95	$ 191,120
	12/03/01	34,000	$11.99	$ 407,820

Kendrick	12/18/00	20,000	$17.38	$ 347,600
Pearlman	10/24/00	30,000	$16.88	$ 506,250
	12/19/00	38,300	$17.42	$ 667,219
	02/26/01	98,526	$18.88	$1,860,000
	03/13/01	135,074	$21.06	$2,844,000
	05/15/01	30,800	$19.48	$ 599,951
Hoffman	12/22/00	50,000	$16.85	$ 842,494

           85.           During the Class Period, defendants also strived to manage earnings in order to match or exceed consensus analysts' estimates. In doing so, defendants issued the false and misleading financial reports in knowing or reckless disregard of the Company's true financial position.

FIRST CLAIM

Violation of Sec.10(b) of the Exchange Act and Rule 10b-5
Promulgated Thereunder Against All Defendants

           86.           Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

           87.           During the Class Period, defendants carried out a plan, scheme and course of conduct which was intended to and, throughout the Class Period, did: (i) deceive the investing public, including plaintiff and other Class members, as alleged herein; (ii) enable Seitel to meet the financial covenants of its Senior Notes and Revolving Credit Line and Seitel insiders to sell over $10.6 million worth of their personally held common stock; and (iii) cause plaintiff and other members of the Class to purchase Seitel's securities at artificially inflated prices. In furtherance of this unlawful scheme, plan and course of conduct, defendants, and each of them, took the actions set forth herein.

           88.           Defendants (a) employed devices, schemes, and artifices to defraud; (b) made untrue statements of material fact and/or omitted to state material facts necessary to make the statements not misleading; and (c) engaged in acts, practices, and a course of business which operated as a fraud and deceit upon the purchasers of the Company's securities in an effort to maintain artificially high market prices for Seitel's securities in violation of Sec.10(b) of the Exchange Act and Rule 10b-5. All defendants are sued either as primary participants in the wrongful and illegal conduct charged herein or as controlling persons as alleged below.

           89.           Defendants, individually and in concert, directly and indirectly, by the use, means or instrumentalities of interstate commerce and/or of the mails, engaged and participated in a continuous course of conduct to conceal adverse material information about the business, operations and future prospects of Seitel as specified herein.

           90.           These defendants employed devices, schemes and artifices to defraud, while in possession of material adverse non-public information and engaged in acts, practices, and a course of conduct as alleged herein in an effort to assure investors of Seitel's value and performance and continued substantial growth, which included the making of, or the participation in the making of, untrue statements of material facts and omitting to state material facts necessary in order to make the statements made about Seitel and its business operations and future prospects in the light of the circumstances under which they were made, not misleading, as set forth more particularly herein, and engaged in transactions, practices and a course of business which operated as a fraud and deceit upon the purchasers of Seitel securities during the Class Period.

           91.           Each of the Individual Defendants' primary liability, and controlling person liability, arises from the following facts: (i) the Individual Defendants were high-level executives and/or directors at the Company during the Class Period and members of the Company's management team or had control thereof; (ii) each of these defendants, by virtue of his/her responsibilities and activities as a senior officer and/or director of the Company was privy to and participated in the creation, development and reporting of the Company's internal budgets, plans, projections and/or reports; (iii) each of these defendants enjoyed significant personal contact and familiarity with the other defendants and was advised of and had access to other members of the Company's management team, internal reports and other data and information about the Company's finances, operations, and sales at all relevant times; and (iv) each of these defendants was aware of the Company's dissemination of information to the investing public which they knew or recklessly disregarded was materially false and misleading.

           92.           The defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth in that they failed to ascertain and to disclose such facts, even though such facts were available to them. Such defendants' material misrepresentations and/or omissions were done knowingly or recklessly and for the purpose and effect of concealing Seitel's operating condition and future business prospects from the investing public and supporting the artificially inflated price of its securities. As demonstrated by defendants' overstatements and misstatements of the Company's business, operations and earnings throughout the Class Period, defendants, if they did not have actual knowledge of the misrepresentations and omissions alleged, were reckless in failing to obtain such knowledge by deliberately refraining from taking those steps necessary to discover whether those statements were false or misleading.

           93.           As a result of the dissemination of the materially false and misleading information and failure to disclose material facts, as set forth above, the market prices of Seitel securities were artificially inflated during the Class Period. In ignorance of the fact that market prices of Seitel's publicly traded securities were artificially inflated, and relying directly or indirectly on the false and misleading statements made by defendants, or upon the integrity of the market in which the securities trade, and/or on the absence of material adverse information that was known to or recklessly disregarded by defendants but not disclosed in public statements by defendants during the Class Period, plaintiff and the other members of the Class acquired Seitel securities during the Class Period at artificially high prices and were damaged thereby.

           94.           At the time of said misrepresentations and omissions, plaintiff and other members of the Class were ignorant of their falsity, and believed them to be true. Had plaintiff and the other members of the Class and the marketplace known the truth regarding the problems that Seitel was experiencing, which were not disclosed by defendants, plaintiff and other members of the Class would not have purchased or otherwise acquired their Seitel securities, or, if they had acquired such securities during the Class Period, they would not have done so at the artificially inflated prices which they paid.

           95.           By virtue of the foregoing, defendants have violated Sec. 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder.

           96.           As a direct and proximate result of defendants' wrongful conduct, plaintiff and the other members of the Class suffered damages in connection with their respective purchases and sales of the Company's securities during the Class Period.

SECOND CLAIM

Violation of Sec.20(a) of the Exchange Act
Against All Defendants

           97.           Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

           98.           The Individual Defendants acted as controlling persons of Seitel within the meaning of Sec.20(a) of the Exchange Act as alleged herein. By virtue of their high-level positions, and their ownership and contractual rights, participation in and/or awareness of the Company's operations and/or intimate knowledge of the false financial statements filed by the Company with the SEC and disseminated to the investing public, the Individual Defendants had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which plaintiff contends are false and misleading. The Individual Defendants were provided with or had unlimited access to copies of the Company's reports, press releases, public filings and other statements alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected. Seitel controlled the Individual Defendants and all of its employees.

           99.           In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same.

           100.         As set forth above, Seitel and the Individual Defendants each violated Sec.10(b) and Rule 10b-5 by their acts and omissions as alleged in this Complaint. By virtue of their positions as controlling persons, the defendants are liable pursuant to Sec.20(a) of the Exchange Act. As a direct and proximate result of defendants' wrongful conduct, plaintiff and other members of the Class suffered damages in connection with their purchases of the Company's securities during the Class Period.

PRAYER FOR RELIEF

           WHEREFORE, plaintiff prays for relief and judgment, as follows:

           A.           Determining that this action is a proper class action under Rule 23 of the Federal Rules of Civil Procedure;

           B.           Awarding compensatory damages in favor of plaintiff and the other Class members against all defendants, jointly and severally, for all damages sustained as a result of defendants' wrongdoing, in an amount to be proven at trial, including interest thereon;

           C.           Awarding plaintiff and the Class their reasonable costs and expenses incurred in this action, including counsel fees and expert fees; and

           D.           Such other equitable/injunctive or further relief as the Court may deem just and proper.

JURY DEMAND

           Plaintiff hereby demands a trial by jury.

EXHIBIT

CERTIFICATION OF NAMED PLAINTIFF UNDER

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

           I, Harold Faverman, declare as follows with respect to claims under the federal securities laws alleged in the Complaint:

           1.           I seek to join as one of the plaintiffs named in the foregoing complaint ("the Complaint").

           2.           I have reviewed the Complaint and have authorized my joinder.

           3.           I did not purchase stock in Seitel, Inc. ("SEI") at the direction of my counsel or in order to participate in any private securities action.

           4.           I am willing to serve as a representative party on behalf of the class, including providing testimony at depositions and trial, if necessary.

           5.           The following sets forth all of my transactions during the class period in SEI stock:

PURCHASE OR SALE	NO. OF SHARES	PRICE PER SHARE	DATE
PURCHASE	400	$12.00	8/23/01

           6.           The following sets forth all federal securities actions filed during the past three years in which I have served or sought to serve as a representative party on behalf of a class:

           7.           I will not accept any payment for serving as a representative party on behalf of the class beyond my pro rata share of any recovery to the class, plus reasonable costs and expenses (including lost wages) directly relating to the representation of the class, except as approved by the Court.

I declare under penalty of perjury that the foregoing is true and correct.

May 8, 2002	/S/ Harold Faverman

Date	Harold Faverman

Name:	Harold Faverman
Address:	Reckov [illegible]
City/State:	Jerusalem
County:	Israel 97701